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Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

        THIS SECOND SUPPLEMENTAL INDENTURE, dated as of October 20, 2004 (this "Second Supplemental Indenture"), to the Indenture (as defined below), among Inverness Medical Innovations, Inc., a Delaware corporation (the "Issuer"), the Guarantors (as defined in the Indenture), IVC Industries, Inc., a Delaware corporation (the "Additional Guarantor") and U.S. Bank Trust National Association, as Trustee (the "Trustee").

RECITALS

        WHEREAS, the Issuer has issued its 8 3/4% Senior Subordinated Notes due 2012 (the "Notes") in the aggregate principal amount of $150,000,000 under and pursuant to the Indenture, dated as of February 10, 2004, among the Issuer, the Guarantors listed therein and the Trustee, as amended or supplemented (the "Indenture").

        WHEREAS, unless the context requires otherwise, all capitalized terms used but not otherwise defined herein will have the meanings ascribed thereto in the Indenture.

        WHEREAS, the Additional Guarantor has been redesignated as a Restricted Subsidiary and pursuant to Section 4.14 of the Indenture is entering into this Second Supplemental Indenture to thereby become a Guarantor as provided in Article Eleven of the Indenture.

        WHEREAS, pursuant to Section 9.01(5) of the Indenture, the Issuer, the Guarantors, the Additional Guarantor and the Trustee may enter into this Second Supplemental Indenture without the consent of any Holder.

AGREEMENT

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
ADDITIONAL GUARANTOR

        Section 1.01.  Additional Guarantor.    The Additional Guarantor hereby agrees, jointly and severally with all of the Guarantors, to unconditionally guarantee all of the Issuer's obligations under the Notes and the Indenture as a Guarantor thereunder on the terms and subject to the conditions set forth in the Indenture and to be bound by all provisions of the Indenture applicable to a Guarantor.

        Section 1.02.  Second Supplemental Indenture.    This Second Supplemental Indenture is supplemental to, and is entered into, in accordance with Section 9.01 of the Indenture, and except as modified, amended and supplemented by this Second Supplemental Indenture, the provisions of the Indenture will remain in full force and effect.

ARTICLE II
MISCELLANEOUS

        Section 2.01.  Duplicates.    All parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

        Section 2.02.  Successors and Assigns.    All agreements of the Issuer, the Guarantors and the Additional Guarantor in this Second Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successor.

        Section 2.03.  Severability.    To the extent permitted by applicable law, in case any one or more of the provisions in this Second Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

        Section 2.04.  Governing Law.    This Second Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

INVERNESS MEDICAL INNOVATIONS, INC., as Issuer
By:	/s/ ANTHONY J. BERNARDO Name: Anthony J. Bernardo Title: Vice President and Chief Operating Officer

APPLIED BIOTECH, INC.,
ADVANTAGE DIAGNOSTICS CORPORATION,
FOREFRONT DIAGNOSTICS, INC.,
INNOVATIONS RESEARCH, LLC,
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP.,
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP. II,
INVERNESS MEDICAL, INC.,
MORPHEUS ACQUISITION CORP.,
OSTEX INTERNATIONAL, INC.,
UNIPATH DIAGNOSTICS, INC.,
UNIPATH ONLINE, INC., and
WAMPOLE LABORATORIES, LLC, as Guarantors
By:
/s/  ANTHONY J. BERNARDO
Name: Anthony J. Bernardo
Title: President, President, President, Manager, President, President, President, President, President, Vice President, President, and Manager, respectively
SELFCARE TECHNOLOGY, INC., as a Guarantor
By:	/s/ DUANE L. JAMES Name: Duane L. James Title: Treasurer
IVC INDUSTRIES, INC., as Additional Guarantor
By:	/s/ ANTHONY J. BERNARDO Name: Anthony J. Bernardo Title: Vice President
U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee
By:	/s/ CHERYL L. CLARKE Name: Cheryl L. Clarke Title: Assistant Vice President

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  Exhibit 4.1